Exhibit 99

November 16, 2006	For Further Information
Kenn Ulrich, APR
(760) 510-3903

Discovery Bancorp Earns $0.76 Per Share
on Net Profit of $1.4 Million September YTD

(San Marcos, Calif.) Net earnings for Discovery Bancorp (OTCBB:DVBC) through the first three quarters of 2006 are $1.4 million, or $0.76 per share ($0.73 per share fully diluted), compared to $223,000, or $0.20 per share ($0.19 per share fully diluted) for the same period of 2005.

Figures for 2006 include the addition of Celtic Capital Corporation, a commercial finance company acquired on Aug. 31, 2005. Figures for 2005 include one month’s operations of Celtic Capital.

The holding company’s total assets grew to a record high of $194.4 million at Sept. 30 this year, an increase of 22 percent from $160.0 million one year earlier. During the same period net loans climbed 22 percent to $154.4 million from $126.7 million, and total deposits rose 23 percent to $134.1 million from $109.2 million.

In tracking 2006’s growth since Dec. 31, 2005, total assets have increased 18 percent from $164.7 million, net loans have risen 15 percent from $134.3 million, and total deposits are up by 19 percent from $112.6 million.

“Our numbers for the first nine months of the year reflect the favorable significance of bringing Celtic Capital into the Discovery Bancorp family,” said James P. Kelley, president and chief executive officer. “We’re getting a clearer picture of just how good of a fit Celtic Capital has turned out to be.”

Interest income, fueled by strong loan growth for Discovery Bank and Celtic Capital, the company’s principal operating subsidiaries, grew to $12.5 million for September 2006 YTD, or 95 percent higher than $6.4 million for September 2005 YTD.

Interest expense for the three quarters of 2006 is $4.5 million, a 114 percent increase from the same point in 2005. Net interest income rose 86 percent to $8.0 million through September 30, 2006, from $4.3 million for the same period last year.

Non-interest income is $844,000 through Sept. 30, 2006, an increase of 54 percent from $549,000 for the same period in 2005. Kelley said that in addition to growth in loan fees and charges, $235,000 of which can be attributed to the acquisition of Celtic Capital and the benefit from nine months of activity, 2006 includes a gain of 73 percent in income from the sale of SBA loans.

Non-interest expenses totaled $6.0 million for the nine months of 2006, a 56 percent increase from $3.8 million for the nine months of 2005. Included in 2006 is a full nine months of operating expense for Celtic Capital.

The provision for loan losses at Sept. 30, 2006, is $336,000, compared with $633,000 for the same period in 2005. The higher provision is due to the booking of $234,000 of reserves associated with the acquisition of Celtic Capital’s loan portfolio in August 2005.

Pretax income for the nine months of 2006 is $2.5 million, or 546 percent more than $385,000 for September 2005 YTD. The company’s tax expense is $1.1 million at Sept. 30, 2006, compared to $162,000 at the same point in 2005.

Discovery Bancorp is a bank holding company serving the financial needs of small to medium-sized businesses, professionals and individuals through two principal subsidiaries - Discovery Bank and Celtic Capital Corp. The bank has offices in San Marcos and Poway, Calif., and Celtic Capital’s offices are in Santa Monica, Calif., Phoenix, and Bellevue, Wash.

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	Company	Company	Company
	As of	As of	As of
	9/30/2006	9/30/2005	12/31/2005
ASSETS
Cash & Cash Equivalents	21,271	17,155	14,854
Investments	8,654	6,499	6,008
Loans, Net	154,437	126,684	134,326
Other Assets	10,025	9,374	9,518
TOTAL ASSETS	194,387	159,712	164,706
LIABILITIES
Total Deposits	134,064	109,216	112,585
Borrowings Under line of Credit	15,509	14,977	16,086
FHLB Advances	19,065	12,000	12,000
Other Liabilities	1,260	1,048	1,192
STOCKHOLDER'S EQUITY	24,489	22,471	22,843
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	194,387	159,712	164,706

	Company	Company	Company
	Sep-06	Sep-05	Dec-05
	YTD	YTD	YTD
STATEMENT OF OPERATIONS
Interest Income	12,464	6,376	9,950
Interest Expense	4,492	2,060	3,132
NET INTEREST INCOME	7,972	4,316	6,818
PROVISION FOR LOAN LOSSES	336	633	786
Net interest Profit After Provision for Loan Losses	7,636	3,683	6,032
Non-Interest Income	844	549	921
Non-Interest Expense	5,992	3,847	5,998
PRE TAX INCOME	2,488	385	955
Taxes	1,070	162	402
Net Profit	1,418	223	553
Profit Per Share	0.76	0.20	0.42
Diluted Profit Per Share	0.73	0.19	0.40

Forward-Looking Statements - Statements in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs on future developments and their potential effects on the bank. There is no assurance that future developments affecting the bank will be those anticipated by management. Forward-looking statements involve risks and uncertainties, and actual results may differ from those projected in the forward-looking statements due to credit, market, operational, liquidity, interest rate and other risks.

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